Victor Rodriguez, Vice President of Sales and Business Development for CHUM International, Joins Fuego Entertainment's Board of Directors

MIAMI, July 13, 2006 -- Fuego Entertainment, Inc. (OTC Bulletin Board: FUGO) today announced that Victor Rodriguez has been added to the board of directors. It is anticipated that Mr. Rodriguez will be nominated for election to Fuego's Board of Directors at the Company's 2007 Annual Meeting of Shareholders.

Fuego Entertainment announced earlier this week an agreement with CHUM International for the launch of a Citytv station format in Puerto Rico in which Mr. Rodriguez was instrumental. Plans are underway for the further expansion of the brand.

“Mr. Rodriguez's insight in developing and distributing TV content will be instrumental for our growth strategy as we expand the Citytv brand,” said Hugo Cancio, CEO. “I am excited to have his support and the support of CHUM for our shareholders and management team.”

“I hope to apply my experiences in media advertising, particularly in the television market where Fuego is now active,” stated Victor Rodriguez. “It is important that the Company realize its vision by targeting the viewers with the right programming content that reflects their culture and their tastes.”

For the last 11 years, Mr. Rodriguez has overseen international channel development for CHUM Limited, one of Canada's premier media company's with 33 television stations and 33 radio stations and on July 12, 2006, CHUM Limited had announced its potential sale to Bell Globe media, Inc. for an enterprise value of approximately $1.7 billion.

Mr. Rodriguez started his career in advertising as an account executive and has worked in all facets of the media industry starting in print, then radio, and finally television. He was head of advertising television sales for CHUM Limited before moving to station management where he became president of La Red television in Chile working for Global Television Network. Mr. Rodriguez has been responsible for the launch and execution of CHUM-branded television projects in Colombia, Mexico, Lebanon, the Middle East, Spain, Germany, Manchester, Indonesia and Bahrain. He continues to work in the area of channel development and new media, with upcoming projects in Spain, USA and the Middle East.

Fuego Entertainment is primarily engaged in directing, producing, marketing, and distributing entertainment products, including feature and short films, documentaries, television shows, music, and tour productions.

This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Fuego Entertainment, Inc., members of their management, and assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

CONTACT: Fuego Entertainment, Inc., Dan York, Investor Relations, 214 675-2531, ir@fuegoentertainment.net